1 Exhibit 10.2 AMENDED AND RESTATED EMPLOYMENT AGREEMENT This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 10, 2025, and effective on June 10, 2025 (the “Effective Date”) is by and between Lisata Therapeutics, Inc. (the “Company”) and Kristen K. Buck, M.D. (the “Executive”) of 727 Creek Road, Warminster, PA 18974. WITNESSETH: WHEREAS, the Company desires to continue to employ the Executive as its Executive Vice President, R&D and Chief Medical Officer and the Executive desires to be so employed by the Company; and WHEREAS, the Company and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s employment with the Company and certain restrictions on the Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein. NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows: Section 1. Condition to Enforceability. The Executive hereby represents and warrants to the Company that she has the legal capacity to execute and perform this Agreement, and that its execution and performance by her will not violate the terms of any existing agreement or understanding to which the Executive is a party; and the Company hereby represents and warrants to the Executive that the person executing this Agreement on its behalf has the authority to do so and to bind the Company. Section 2. Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company on a full-time basis, for the period commencing on the Effective Date (the date on which the Executive actually begins her employment, the “Start Date”) and, subject to earlier termination pursuant to Section 7 below, continuing until the three year anniversary of the Start Date (the “Initial Term”). Unless Executive is given written notice by the Company (acting through the Company’s Board of Directors (the “Board”)) no later than ninety (90) days prior to the expiration of the Initial Term, Executive’s employment hereunder shall be deemed extended for an additional period of one (1) year, subject to earlier termination pursuant to Section 7 below (each, a “Renewal Term”), in each such case, commencing upon the expiration of the Initial Term or the then-current Renewal Term, as the case may be. As used in this Agreement, the “Term” shall refer to the period beginning on the Start Date and ending on the effective date of the termination of this Agreement and the Executive’s employment hereunder (the “Termination Date”) in accordance with this Section or Section 7 below.

2 Section 3. Position and Duties. During the Term, the Executive shall be employed as the Company’s Executive Vice President, R&D and Chief Medical Officer and shall perform duties consistent with such position, including but not limited to direct responsibility for all day-to-day operations of the Research and Development Organization and such other related duties as the President and Chief Executive Officer shall reasonably request. During the Term, and except for PTO in accordance with Section 6(a) below, the Executive shall devote her full business time, attention, skill and efforts to the business and affairs of the Company, its subsidiaries and other affiliates and shall comply with the Company’s codes of conduct, policies and procedures as applicable at any given time. The Executive will have the opportunity to serve on no more than two external private or public company boards with permission of the Board, which shall not be unreasonably withheld, provided that the company does not compete with the business of the Company and the Executive’s outside services do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder. Section 4. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, the Executive shall be compensated as follows: (a) The Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of five hundred ninety-nine thousand three hundred forty-two dollars ($599,342) which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review by the Board and/or the Compensation Committee thereof (the “Compensation Committee”) at least annually and may be increased, but not decreased, from time to time by the Board. As used in this Agreement, the term “Base Salary” shall refer to base salary as may be adjusted from time to time. (b) The Executive shall be entitled to participate in all compensation and employee benefit plans or programs and to receive all other benefits and perquisites that are approved by the Board and are generally made available by the Company to other senior executives of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company or any subsidiary or affiliate thereof to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time. (c) The Executive is eligible to receive an annual equity award, the size and value of which to be determined by the Board (or the Compensation Committee) in its discretion. Any equity award will be granted in accordance with the terms of the applicable equity plan or arrangement that may be in effect from time to time. (d) The Executive shall be eligible to receive an annual cash bonus for each calendar year ending during the Term (“Annual Bonus”). The Executive’s target Annual Bonus will equal 50% of her Base Salary (the “Target Bonus”). The amount of the Annual Bonus awarded to you will be determined by the Board and/or the Compensation Committee thereof, in its sole discretion, based upon the level of achievement of the Company’s corporate goals for the

3 corresponding calendar year along with the performance of the Executive in relation to her personal performance objectives. Accordingly, the actual Annual Bonus may be less than or greater than the Target Bonus. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum early in the subsequent calendar year, but no later than March 15. In order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company on December 31 of the calendar year for which the Annual Bonus is applicable. Section 5. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in connection with the performance of her duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled. Section 6. Benefits; Perquisites; Expense Reimbursement. In addition to those payments and benefits set forth above or elsewhere herein, the Executive shall be entitled to the following other benefits and payments: (a) Vacation. Executive shall be entitled to twenty-nine (29) days of paid time off (“PTO”) per calendar year (prorated in the event of a service year which is shorter than a calendar year) under the Company’s then in effect PTO Policy, in addition to Company-observed holidays. Any PTO time not used during a calendar year shall be treated in accordance with the Company’ s policies relating to unused PTO time. (b) D&O Insurance. The Executive shall be covered by the Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company on the same terms and conditions provided to the Company’s other executive offers, provided by the Company at its expense. (c) Indemnification. The Executive shall be entitled to the benefit of the indemnification provisions contained in the Company’s By-laws or Certificate of Incorporation as they may be amended from time to time, to the extent permitted by applicable law, at the time of the assertion of any liability against the Executive. For clarity, the Company will not indemnify the Executive in connection with any liability arising out of or related to her employment relationship with any predecessor employer. Section 7. Termination of Employment. (a) Events of Termination. The Executive’s employment hereunder may be terminated upon the occurrence of any of the following events: (i) Termination for Cause. The Company (acting through the Board) may terminate the Executive’s employment hereunder for Cause at any time. For purposes of this Agreement, “Cause” shall mean that, as determined by the Board, the Executive has:

4 (A) committed gross negligence in connection with her duties as set forth herein or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (B) committed fraud in connection with her duties as set forth herein or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (C) engaged in personal dishonesty, willful misconduct, willful violation of any law, or breach of fiduciary duty, in each instance, with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (D) been indicted for, or has been found by a court of competent jurisdiction to have committed or plead guilty to (1) a felony (or state law equivalent) or (2) any other serious crime involving moral turpitude or that has (or is reasonably likely to have) a material adverse effect either on (x) the Executive’ s ability to perform her duties under the Agreement or (y) the reputation and goodwill of the Company, regardless of whether or not such other crime is related or unrelated to the business of the Company, its subsidiaries or other affiliates; (E) shown chronic use of alcohol, drugs or other similar substances that materially affects the Executive’s work performance; (F) breached her obligations under (1) this Agreement, (2) the Confidentiality, Non-Compete and Inventions Assignment Agreement attached hereto as Exhibit A (the “Covenants Agreement”), or (3) any other agreement executed by the Executive for the benefit of the Company, its subsidiaries and/or other affiliates, provided, that, if such breach described in this clause (F) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have thirty (30) days after notice from the Board to cure such breach; (G) failed to materially perform the Executive’s duties or to follow the lawful directives of the Board; provided, that, if such failure described in this clause (G) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have thirty (30) days after notice from the Board to cure such failure; or (H) materially violated the Company’s written code of conduct or other written or established policies and/or procedures in place from time to time; provided, that, if such violation described in this clause (H) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have thirty (30) days after notice from the Board to cure such violation. Any notice to the Executive under this Section 7(a)(i) shall be in writing and shall specify in reasonable detail the Executive’s acts or omissions that the Company alleges constitute “Cause.” (ii) Termination without Cause. The Company (acting through the Board) may terminate the Executive’s employment hereunder without Cause (other than by reason of death or Disability) at any time upon notice to Executive.

5 (iii) Resignation for Good Reason. The Executive may voluntarily terminate her employment hereunder for Good Reason (as defined below) upon written notice to the Company in accordance with the definition thereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) material breach by the Company of its obligations under this Agreement; (B) the Executive’s base salary, position, duties, responsibilities, or authority have been materially reduced or the Executive has repeatedly been assigned duties that are materially inconsistent with her duties set forth herein, in each case, without the Executive’s consent or (C) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens her one-way commute distance by fifty (50) or more miles. “Good Reason” shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company’s acts or omissions that the Executive alleges constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within sixty (60) days of receipt of such written notice, and (2) the Executive actually terminates employment within one hundred eighty (180) days following the initial occurrence of any of the foregoing conditions that she considers to be “Good Reason.” If the Executive fails to provide this notice and cure period prior to her resignation or resigns more than one hundred eighty (180) days after the initial existence of the condition, her resignation will not be deemed to be for “Good Reason.” (iv) Resignation without Good Reason. The Executive may voluntarily terminate her employment hereunder for any reason at any time for any reason that does not constitute Good Reason, upon thirty (30) days’ prior written notice to the Company, provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 7(a)(ii) of this Agreement, Section 8(a) of this Agreement or otherwise, or constitute Good Reason for purposes of Section 7(a)(iii) of this Agreement, Section 8(a) of this Agreement or otherwise. (v) Disability. The Executive’s employment hereunder shall terminate upon her Disability. For purposes of this Agreement, “Disability” shall mean that the Executive has been unable to perform her duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days or one hundred twenty (120) calendar days (whether or not consecutive) during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive. (vi) Death. The Executive’s employment hereunder shall automatically terminate upon her death. (b) Resignation from Directorships, Officerships and Committees. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, employee or committee position the Executive has with the Company or any of its affiliates and (ii) all fiduciary positions the Executive holds with respect

6 to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance; provided, however, the Executive agrees to take any additional actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations. (c) Interpretation. For purposes of this Section 7, the Board will determine in its reasonable discretion whether a termination of Executive’s employment constitutes a termination with Cause under Section 7(a)(i), a termination without Cause under Section 7(a)(ii), a resignation with Good Reason under Section 7(a)(iii), or a resignation without Good Reason under Section 7(a)(iv). If the Company consummates a Change in Control, the members of the Board as constituted immediately prior to the closing of a Change in Control (the “Incumbent Board”) shall retain authority to make the forgoing determinations concerning the termination of Executive’s employment until the second (2nd) anniversary of the closing date of the Change in Control regardless of whether the Company’s Board is reconstituted in connection with the Change in Control. Following a Change in Control, the Incumbent Board may delegate its authority under this Section 7(c) to a qualified independent third party, such as a retired judge selected by the head of the American Arbitration Association in Manhattan, an independent compensation consultant or a law firm. Section 8. Compensation upon Termination of Employment. All defined terms used in this Section but not defined in this Section or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Covenants Agreement: (a) Termination without Cause; Resignation for Good Reason. In the event that, during the Term, the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or the Executive voluntarily terminates her employment for Good Reason, the Company shall, in full discharge of all of the Company’s obligations to the Executive hereunder or otherwise. provide the Executive with the following payments and benefits: (i) Accrued Rights. The Company shall pay the Executive a lump-sum amount, within thirty (30) days following the Termination Date (or earlier if required by law), equal to the sum of (A) her earned but unpaid Base Salary through the last day of the Executive’s employment (“Termination Date”), (B) any bonus amount earned and vested but not paid for periods ending on or prior to the Termination Date, (C) any accrued and unused PTO per the PTO Policy, (D) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the Termination Date, and (E) all other payments and benefits to which the Executive then may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (the “Accrued Rights”). (ii) Additional Payments. Subject to Sections 8(d), 8(f) and 8(g) below, the Company shall make additional payments to Executive in the form of continuation of the Executive’s then-current Base Salary (the “Additional Payments”) for a period beginning on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date (the “Severance Period”), payable in accordance with the Company’s regular payroll practices, commencing on the Company’s first regular payroll date that occurs on or immediately after the 60th day following the Termination Date; provided, however, the first installment payment of the

7 Additional Payments shall include the cumulative amount of payments that would have been paid to the Executive during the period of time between the Termination Date and the date the Additional Payments commence had such payments commenced immediately following the Termination Date. (iii) COBRA Assistance. If Executive then participates in the Company’s medical and/or dental plans and Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, subject to Sections 8(f) and 8(g) below, the Company will reimburse Executive monthly for the duration of the Severance Period the cost of such coverage for the Severance Period, which payments will be equal to the amount of the monthly premium for such coverage (the “COBRA Assistance”); provided, however, if the Company is unable to provide the COBRA Assistance without incurring tax penalties or violating applicable nondiscrimination requirements or the Company terminates the health plans in which Executive is participating and no other health plan is required to provide the COBRA Assistance to Executive, then in lieu of the forgoing benefit, the Company will pay Participant a lump sum cash payment equal to the aggregate cost of the remaining Severance Period for which benefits were to be reimbursed, less any required withholdings within ten (10) business days after Participant’s participation in the health plan terminates. (iv) Bonus Payment. Subject to Sections 8(f) and 8(g) below, the Company shall pay the Executive an amount equal to the Target Bonus in effect for the year in which Executive’s termination occurs, payable in equal installments on the Company’s regular payroll dates, commencing on the later of (1) the Company’s first regular payroll date that occurs on or immediately after the 60th day following the Termination Date, and (2) the date that Executive’s Annual Bonus for the calendar year in which the Termination Date occurs would have been paid under Section 4(d) above if Executive had remained employed until the end of such calendar year, and ending on the last payroll date in the Severance Period. (v) Options. The Company shall provide that the time period that the Executive may have to exercise any fully vested option equity awards shall be extended for a period equal to the shorter of (i) one (1) year following the Termination Date, or (ii) the remaining term of the award. Except as otherwise provided in this Section 8(a)(v), all stock options shall be treated in accordance with the terms of the stock option award and the Company’s Equity Incentive Compensation plan pursuant to which the stock options were granted to the Executive. (vi) Change in Control Benefits. If the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or the Executive voluntarily terminates her employment for Good Reason during the period commencing on the effective date of a Change in Control and ending on the second anniversary of the effective date of a Change in Control, and subject to Executive complying with her obligations to execute and deliver a Release pursuant to Section 8(e), in addition to the payments and benefits provided under Sections 8(a)(i) and (ii), the Company will: (A) extend the Severance Period during which the Additional Payments are made pursuant to Section 8(a)(ii) through the fifteen (15) month anniversary of the Termination Date, and (B) the Company shall provide that all outstanding unvested time-based equity awards granted to the Executive shall become fully vested as of the date the Release becomes effective and irrevocable under Section 8(e) and provide that the time

8 period that the Executive may have to exercise such option equity awards shall be extended for a period equal to the shorter of (i) one (1) year following the Termination Date, and (ii) the remaining term of the award. Except as otherwise provided in this Section 8(a)(vi), all stock options shall be treated in accordance with the terms of the stock option award and the Company’s equity incentive plan pursuant to which the stock options were granted to the Executive; (C) pay Executive a lump sum amount equal to 125% of Executive’s then Target Bonus on the date the Company pays the first installment of the Additional Payments under Section 8(a)(ii), and (D) increase the COBRA Assistance payable under Section 8(a)(iii) to equal the entire amount of the monthly premium for such coverage, and extend the period of COBRA Assistance through the fifteen (15) month anniversary of the Termination Date. For purposes of this Section, a “Change in Control” means (v) a transaction or a series of related transactions in which all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than the sale of all or substantially all of the assets of the Company to a person or group who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale; (w) any person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s outstanding equity representing more than thirty percent (30%) of the total voting power of the Company’s then-outstanding equity; (x) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (y) the date a majority of the members of the Company’s incumbent Board is replaced during any twelve (12) month period by members whose appointment or election is not endorsed by a majority to the Company’s incumbent Board before the date of the appointment or election, or (z) the approval by the shareholders of the Company of any plan of complete liquidation of the Company, provided further that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A- 3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii). (b) Resignation without Good Reason, Termination for Cause or upon Death or Disability (i) In the event that during the Term the Company terminates Executive’s employment for Cause or the Executive voluntarily terminates her employment other than for Good Reason, the Company shall, in full discharge of all of the Company’s obligations to the Executive hereunder or otherwise, pay and/or provide the Executive with any Accrued Rights under Section 8(a)(i) hereof. All stock options shall be treated in accordance with the terms of the stock option award and the Company’s equity incentive plan pursuant to which the stock options were granted to the Executive. (ii) In the event that during the Term the Executive’s employment is terminated due to the Executive’s death or Disability, the Company shall, in full discharge of all of the Company’s obligations to the Executive (or her estate, if applicable) hereunder or otherwise, (A) pay and/or provide the Executive (or her estate with) with any Accrued Rights under

9 Section 8(a)(i) hereof, and (B) subject to Sections 8(f) and 8(g) below, provide the COBRA Assistance under Section 8(a)(iii). All stock options shall be treated in accordance with the terms of the stock option award and the Company’s equity incentive plan pursuant to which the stock options were granted to the Executive. (c) No Further Rights, Continued Obligations under the Covenants Agreement. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment under the Company’s severance arrangements or otherwise, except with respect to the payments and benefits specifically provided for under this Section 8. The Executive acknowledges and agrees that, on the expiration of the Term or the earlier termination of her employment for any reason or no reason (whether initiated by the Executive or the Company), the Executive shall continue to be bound by her obligations pursuant to the Covenants Agreement. (d) Payment. Notwithstanding anything in Section 8(a) to the contrary, and subject to Section 20 below, prior to the date the first payment is made under Section 8(a)(ii), Executive may elect to receive a portion of the aggregate amount to which Executive is eligible to receive under Section 8(a)(ii) equal to (i) the product of the compensation limit under Section 401(a)(17), and (ii) two (2), in a lump sum payment on the next payroll period following the Termination Date. For the avoidance of doubt, any payment made pursuant to this Section 8(d) shall be considered a right to receive a series of separate payments (the “First Separation Benefit Plan”), and Executive shall continue to be eligible to receive any amounts pursuant to Section 7(a) in accordance with the terms of Section 8(a)(ii), less any amounts paid under the First Separation Benefit Plan. (e) Release of Claims. Notwithstanding anything contained in this Agreement to the contrary, the Company’s provision of the payments and benefits under Sections 8(a)(ii), 8(a)(iii), 8(a)(iv), 8(a)(v), and 8(a)(vi) hereof shall be contingent in all respects on the Executive (or, if applicable, her estate) executing (and not revoking) a general release of claims against the Company, its affiliates and related parties, in a form reasonably satisfactory to the Company (the “Release”) and the Release becoming effective (and no longer subject to revocation) within sixty (60) days following the Termination Date. (f) Breach of Release or Covenants Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event of a material breach by the Executive of her obligations under the Covenants Agreement or the Release Agreement and in addition to any other remedies under the Covenants Agreement, the Release Agreement or at law or in equity, the Company shall have no further obligations under Sections 8(a)(ii), 8(a)(iii), 8(a)(iv), or 8(c)(ii) (if and as applicable) and the Executive shall be required, upon demand, to return to the Company any payments previously made by the Company pursuant to Section 8(a)(ii), 8(a)(iii), 8(a)(iv), or 8(c)(ii). (g) Mitigation of Damages. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

10 Section 9. Covenants Agreement; Corporate Policies. (a) Covenants Agreement. The Executive acknowledges that Executive has executed and remains bound by the Covenants Agreement, which is attached hereto as Exhibit A, the terms of which are incorporated herein by reference, and that the terms of the Covenants Agreement remain in full force and effect and shall survive the expiration of this Agreement or the earlier termination of Executive’s employment hereunder. (b) Corporate Policies. The Executive acknowledges and agrees that during the Term, she will be bound by, and comply with, the Company’s various written corporate policies applicable to other senior executives of the Company, including but not limited to its expense reimbursement policies. Section 10. Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Executive may participate. Section 11. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows: To the Company: Lisata Therapeutics, Inc. 110 Allen Road, 2nd Floor Basking Ridge, NJ 07920 Attention: General Counsel To the Executive: Kristen K. Buck, M.D. 727 Creek Road Warminster, PA 18974 or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service. Section 12. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any

11 such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or her estate and their conveying any rights hereunder to the person or persons entitled thereto. Section 13. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which Executives may have, shall be no greater than the right of an unsecured creditor of the Company. Section 14. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by her. This Agreement may not be assigned by the Company except in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, and the acquiring Company or entity expressly assumes this Agreement. Any attempted assignment in violation of this Section shall be null and void. Section 15. Governing Law; Consent to Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey. In addition, the Executive and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court sitting in New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Executive or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. The Executive and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. In any such action or proceeding, the court shall have the authority to award reasonable costs, expenses, and attorneys’ fees to the party that substantially prevails. Section 16. Entire Agreement; Amendments. This Agreement (including Exhibit A) embodies the entire agreement between Executive and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto. Section 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12 Section 18. Severability; Blue-Penciling. The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement (including Exhibit A) are severable, except as specifically provided to the contrary herein. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby. The Executive acknowledges and agrees that as to herself, the restrictive covenants contained in the Covenants Agreement (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of such Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made. Section 19. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive’s employment with the Company. Section 20. 409A Compliance. (a) It is intended that each installment of the payments and benefits provided under Section 7 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). (b) Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 7 and 8 of this Agreement unless she would be considered to have incurred a “separation from service” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). (c) The severance payments set forth in Section 8(a)(i) of this Agreement are intended to comply with the involuntary separation pay plan exception to Section 409A set forth in Treas. Reg. §1.409A-1(b)(9)(iii) to the extent that the payments due under Section 8(a) are in the aggregate less than the lesser of two times the lesser of (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Company preceding the taxable year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service) and (ii) the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs shall be in accordance with as an involuntary separation plan.

13 (d) The payment set forth in Section 8(a)(iv) of this Agreement is intended to comply with the short-term deferral exception to Section 409A of the Code set forth in Treas. Reg. §1.409A-1(b)(4). (e) All references in this Agreement to Executive’s termination of employment shall mean Executive’s “separation from service” within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(h). (f) Executive acknowledges and agrees that notwithstanding any provision of this Agreement, the Company and its affiliates are not providing Executive with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to Executive with respect to the tax consequences or treatment of any amounts paid or payable to Executive under this Agreement. (g) Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified Executives,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. If the Executive dies during the six-month postponement period prior to the payment, the amount of the payment deferred on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death. For purposes of Section 8 hereof, the Executive shall be a “specified Executive” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key Executive” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. (h) To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. (i) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

14 (j) In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. Section 21. Section 280G Limitation. If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, (b) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the Reduced Amount, then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, any base salary severance payments (with payments paid latest in time reduced in first); (ii) second, any other cash payments due under any other agreement between the Company and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options; (iv) fourth, cancellation of the acceleration of vesting of any restricted stock and restricted stock units; and (v) lastly, other non-cash forms of benefits. Calculations of the foregoing will be performed at the expense of the Company by an accounting firm selected by the Company. The determinations of such accounting firm shall be final, binding and conclusive upon the Company and the Executive. IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by their respective duly authorized officers and the Executive has signed this Agreement. all as of the first date above written but effective as of the Effective Date. /s/ Kristen K. Buck, M.D. Kristen K. Buck, M.D. /s/ David J. Mazzo David J. Mazzo, Ph.D. President & CEO, Lisata Therapeutics, Inc.

15 Exhibit A to Employment Agreement Employee Confidentiality, Non-Compete and Inventions Assignment Agreement I (the “Employee”) recognize that Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), is a clinical-stage biopharmaceutical company dedicated to the development and commercialization of cellular therapies designed to reverse disease and/or promote the regeneration of damaged tissue. The Company is developing first-in-class therapeutics based on the characteristics of naturally occurring CD34+ cells and their ability to stimulate the growth of new microvasculature. Its technology leverages these cells to enable the body’s natural repair mechanisms using formulations unique to each medical indication (the “Business”). The “Business” also includes any other regenerative medicine, cellular therapies or other therapeutic developments initiatives that are or become a part of the Company’s (or its subsidiaries’) business during my employment tenure with the Company. Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.” I understand that as part of my performance of duties as an employee of the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement. For purposes of this Agreement, the following definitions apply: “Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above. “Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall

16 also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. As part of the consideration for my Engagement pursuant to the terms of the employment agreement between the Company and me effective as of the Start Date (the “Employment Agreement”), and the base salary, stock options, RSUs and/or other compensation and benefits to be received by me from the Company pursuant to the Employment Agreement, I hereby agree as follows: 1. Proprietary Information and Inventions. The Company, its Business Partners or their respective assigns, as the case may be, are and shall be the sole owner of all Proprietary Information and Inventions related to the Business and the sole owner of all patents, trademarks, service marks, copyrights, mask rights and other rights (collectively referred to herein as “Rights”) pertaining to any Proprietary Information or Inventions. I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101). I further hereby assign to the Company, any Rights I may have or acquire in any Proprietary Information or Inventions which arise in the course of my Engagement. I further agree to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”). In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me. 2. Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company or to enforce any of my rights under my Employment Agreement. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and after the Cessation of my Engagement, a duty to hold all such confidential or

17 proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company’s agreement with such third party or to enforce any of my rights under my Employment Agreement or otherwise. 3. Noncompetition and Nonsolicitation. (a) During my Engagement, and for a period of two (2) years after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, engage in any activity in the United States, Canada, Asia and Europe that is in Competition with the Company concerning its work or any Business Partner’s work in the Business. Further during my Engagement and for a period of two (2) years after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others to set up or reengage in any business enterprise that would be in Competition with the Company in the Business: provided, however, that the foregoing shall not restrict my ability to seek other employment following the Cessation of my Engagement (whether or riot I am receiving or have received any Additional Payments) as long as I do not actually commence such employment. In addition, nothing in this Agreement shall preclude me from providing services to an entity which operates multiple businesses including indirectly, through its affiliates, a business that is in Competition with the Company’s Business, if that competitive affiliate is not a material part of the business of such entity and if I do not provide services, directly or indirectly, with respect to, or have supervisory or executive authority with respect to, any such affiliate which is itself directly engaged in such business that is in Competition with the Company’s work in the Business. For purposes of this Agreement, “Competition” shall mean any involvement in any project competitive with the Business (as defined above) or the therapies being developed as part of the Business. (b) During my Engagement and for a period of two (2) years after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, either alone or in concert with others, not take any of the following actions: (i) persuade or attempt to persuade any Business Partner, Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company; (ii) persuade or attempt to persuade any Service Provider to cease providing services to the Company or any Business Partner; or (iii) solicit for hire or hire for myself or for any Person any Service Provider The following definitions are applicable to this Section 3(b): (A) “Customer” means any Person that purchased goods or services from the Company, or engages in a collaborative arrangement with the Company, at any time within I year prior to the date of the solicitation prohibited by Section 3(b)(i) or (ii).

18 (B) “Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within 6 months prior to the date of the solicitation prohibited by Section 3(b)(i) or (ii). (C) “Service Provider” means any Person who is an employee or independent contractor of the Company or the Company or who was within twelve (12) months preceding the solicitation prohibited by Section 3(b)(iii) or (iv) an employee or independent contractor of the Company or the Company. (D) “Supplier” means any Person that sold goods or services to the Company, or engages in a collaborative arrangement with the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Section 3(b)(i) or (ii). (E) “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated. (c) The following shall not be deemed to breach the foregoing obligations: my ownership of stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such interests or securities that are publicly traded. (d) Employee acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the term of this obligation is reasonable in scope, and (iii) that this obligation is a material term, without which the Company would be unwilling to enter into an employment relationship with the Employee. 4. Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing. 5. No Conflict. I represent, warrant and covenant that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith. 6. No Use of Confidential Information. I represent, warrant and covenant that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use.

19 I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons. 7. Enforcement; Equitable Relief. Employee acknowledges that any breach or threatened breach by Employee of any provision of this Agreement may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, Employee acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, director consequential, as may be appropriate. In addition, and not instead of, those rights, Employee further acknowledges that Employee shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Employee’s violation or threatened violation of any of the provisions of this section. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section. 8. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions. 9. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New Jersey applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the employment agreement between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement. 10. Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

20 IN WITNESS WHEREOF, I have caused this Employee Confidentiality, Non-Compete and Inventions Assignment Agreement to be signed on the date written below. DATED: June 10, 2025 Kristen K. Buck, MD /s/ Kristen K. Buck, M.D.